UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2012

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Distribution Declared
The board of directors of KBS Strategic Opportunity REIT, Inc. (the “Company”) has authorized a distribution in the amount of $0.02309337 per share of common stock to stockholders of record as of the close of business on February 14, 2012. The Company expects to pay this distribution in February 2012. The distribution will be paid in cash or, for investors enrolled in the Company’s distribution reinvestment plan, reinvested in additional shares.
This distribution is being made in connection with the Company’s disposition of an industrial flex building located at 10564 Industrial Avenue in Roseville, California, on January 31, 2012 for $1.3 million, which resulted in a gain of approximately $0.5 million, calculated in accordance with U.S. generally accepted accounting principles.  The aggregate authorized distribution to the Company’s stockholders is approximately equal to this gain and will be funded with proceeds from this sale. The building was owned by the Company as part of a portfolio of properties located at 10556-10612 Industrial Avenue in Roseville, California.  The portfolio of properties secured three non-perfoming loans acquired by the Company on September 10, 2010, and the Company obtained ownership of the properties on June 27, 2011 through foreclosure proceedings.  The Company continues to own the remainder of the portfolio, consisting of four industrial flex buildings with each building containing approximately 22,500 rentable square feet and four parcels of partially improved land encompassing 6.0 acres.
Because the Company intends to fund distributions from cash flow and strategic financings, at this time the Company does not expect the board of directors to declare distributions on a set monthly or quarterly basis. Rather, the board of directors will declare distributions from time to time based on cash flow from the Company’s investments and the Company’s investment and financing activities. As such, the Company can also give no assurances as to the timing, amount or notice with respect to any other future distribution declarations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: February 14, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer